Exhibit 99.1

For Immediate Release – January 27, 2011

Telular Corporation Reports First Quarter 2011 Results

- Total Recurring Service Revenue Up 13% Year-Over-Year – Growing to Over 60% of Revenue
- Company Declares Regular Quarterly Dividend of $0.10 Per Share
- Company Reports Adjusted Net Income before Non-Cash Items of $2.3 Million for First Quarter, Excluding One-Time Cash Compensation Expense Related to Special Dividend
- Company Reports Successful Acquisition of Assets Underlying the SMARTank Line of Business from SMARTLogix, Inc.

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)

Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the first quarter ended December 31, 2010.  In the first quarter of 2011, Telular reported revenue of $12.1 million and pre-tax income of $632,000.

For the first quarter of 2011, adjusted net income before non-cash items and excluding a one-time cash compensation expense of $660,000 related to the special dividend distributed by Telular this quarter, was $2.3 million.  Including this expense, net income before non-cash items was $1.6 million.  Net income before non-cash items is a non-GAAP measure that adds back depreciation, amortization, stock-based compensation expense, and non-cash deferred tax provision to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.

As part of the Company’s current dividend policy, Telular also declared a quarterly dividend of $0.10 per share on its common stock, payable February 21, 2011, to shareholders of record as of the close of business on February 14, 2011.

In the first quarter of 2011, total recurring service revenue increased 13% over the prior year period to $7.3 million.

During the quarter, Telular activated 18,800 new Telguard subscribers, bringing the total number of Telguard subscribers to approximately 572,000. In the first quarter of 2011, Telular sold 19,070 Telguard units resulting in Telguard product revenues of $2.8 million.

The Company sold 2,100 tank monitoring units, increasing the number of billable tanks to 19,900.  This resulted in TankLink product revenues of $830,000.

On January 10, 2011, Telular announced the acquisition of assets underlying the SMARTank line of business of SMARTLogix, Inc., the largest value added reseller of TankLink tank monitoring solutions. The acquisition of SMARTank puts Telular in a direct relationship with a majority of TankLink’s current end users.

“We had a solid start to 2011, as we continued to build our recurring service revenues and expand our TankLink business with the acquisition of  SMARTank,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “During the quarter, we sold 19,070 Telguard units, in-line with our Telguard sales guidance of between 15,000 and 25,000 units on a quarterly basis through fiscal 2011.  As part of our dividend policy, we are declaring a quarterly dividend that exemplifies our recurring revenue model and our ability to generate operating cash flow.  The ongoing trend towards cellular-only households is driving strong growth in our business and we are well positioned as a leader in alarm and event monitoring solutions and services.”

“Today we are reiterating our increased fiscal 2011 net income guidance before non-cash items of $8.5 – $9.5 million,” added Jonathan Charak, chief financial officer of Telular Corporation.  “We remain confident in our ability to drive growth and profitability in our Telguard and TankLink businesses.  Service revenues now represent over 60% of our total revenues, providing us with strong visibility into our business and a steady cash flow stream.  We believe our acquisition of the assets underlying the SMARTank business will allow us to earn higher recurring revenue and operating cash flow margins while we will continue to build on our relationship with SMARTLogix as a sales engine for TankLink.”

During the quarter, the Company paid shareholders a special one-time cash dividend of $1.00 per share of common stock and a quarterly dividend of $0.10 per share of common stock.  The total amount of cash paid to shareholders was $16.4 million.  Included in our results is a one- time charge of $1.1 million for special compensation paid to option holders commensurate with the $1.00 per share special dividend. This includes $660,000 paid in cash and $475,000 paid in stock.

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 877-941-6009 (International dial 480-629-9770). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations).  A replay of the call will be available from Thursday, January 27, 2011 beginning at 6:30 p.m. ET through Saturday, January 29, 2011 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4402176#) or internationally at 303-590-3030 (enter pass code 4402176#).

About Telular

Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling security systems and other industrial applications to utilize wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Investor Contact:
The BlueShirt Group
Brinlea Johnson (212) 551-1453
Chris Danne (415) 217-5865

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statements ”we are reiterating our increased fiscal 2011 net income guidance before non-cash items of $8.5 – $9.5 million”, and “the SMARTank business will allow us to earn higher recurring revenue and operating cash flow margins while we will continue to build on our relationship with SMARTLogix as a sales engine for TankLink” are forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2010 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	December 31,	September 30,
	2010	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,828	$27,678
Trade receivables, net	7,781	7,056
Inventories, net	4,314	4,821
Deferred taxes	352	336
Prepaid expenses and other current assets	488	290
Total current assets	23,763	40,181

Property and equipment, net	2,187	2,169
Long term deferred taxes	34,419	34,698
Other assets	4,436	4,503
Total assets	$64,805	$81,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,637	$6,135
Long-term liabilities	485	529
Total stockholders' equity	59,683	74,887
Total liabilities and stockholders' equity	$64,805	$81,551

Outstanding shares	14,995,390	14,871,889

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$(297)	$3,020
Investing activities	(254)	(194)
Financing activities	(16,299)	40
Net increase (decrease) in cash and cash equivalents	$(16,850)	$2,866

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2010	2009
Revenues
Net product sales	$4,770	$6,568
Service revenue	7,320	6,454
Total revenue	12,090	13,022

Cost of Sales
Net product cost of sales	3,665	5,205
Service cost of sales	2,836	2,601
Total cost of sales	6,501	7,806

Gross margin	5,589	5,216

Operating Expenses
Engineering and development expenses	1,194	1,254
Selling and marketing expenses	1,798	1,614
General and administrative expenses	2,086	1,450
Total operating expenses	5,078	4,318

Income from operations	511	898
Other income, net	121	98
Net income before income taxes	632	996
Provision for income taxes	242	21
Net income	$390	$975

Income per common share:
Basic	$0.03	$0.07
Diluted	$0.02	$0.06

Weighted average number of common shares outstanding:
Basic	14,923,359	14,922,219
Diluted	15,677,326	15,334,272

Reconciliation of Non-GAAP Measures

We use net income before non-cash items as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended December 31,
	2010	2009
	(Unaudited)

Net income	$390	$975

Non-cash compensation	685	378
Depreciation and amortization	307	282
Non-cash deferred tax provision	219	-

Net income before non-cash items	$1,601	$1,635

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.